Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528

May 8, 2025

Elutia Inc.

12510 Prosperity Drive

Suite 370

Silver Spring, MD 20904

Re:      Amendment No. 2 to Royalty Agreement and Issuance of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Elutia Inc., a Delaware corporation (“Elutia” or the “Company”), in connection with the issuance of 1,105,528 shares its Class A Common Stock, par value $0.001 per share (the “Shares”). The Shares are being issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-285870) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2025 under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement related to the Shares (together with the Base Prospectus, the “Prospectus”).

The Prospectus relates to the second amendment (“Amendment No. 2”) to that certain Royalty Agreement, dated May 31, 2017, as amended by Amendment No. 1 thereto effective as of January 10, 2024 (as so amended, the “Royalty Agreement”) regarding the issuance of the Shares to Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), as payment of royalty fees owed by Elutia Med LLC, a subsidiary of Elutia , in lieu of a cash payment.

Subject to the assumptions, qualifications and limitations identified in this letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for as described in Amendment No. 2, the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

In connection with the preparation of this letter, we have among other things reviewed: (i) the Registration Statement and Prospectus, including the filings incorporated by reference therein; (ii) the Notice of Effectiveness with respect to the Registration Statement filed by the SEC on April 7, 2025; (iii) the Royalty Agreement, including Amendment No. 2 thereto; (iv) copies of minutes, resolutions and consents, as applicable, of the Board of Directors and committees of the Board of Directors of the Company related to the offering, certified by an officer of the Company; (v) the Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on January 31, 2025; (vi) the Second Amended and Restated Bylaws of the Company, certified by an officer of the Company; (vii) a certificate of good standing from the Secretary of State of the State of Delaware dated May 8, 2025; and (viii) such other certificates, documents and instruments we have deemed appropriate for purposes of this letter.

Anchorage Atlanta Augusta BEIJING Charlotte CHICAGO DALLAS Denver houston los angeles New York PHOENIX Raleigh

San Diego San Francisco Seattle SHANGHAI Silicon Valley Stockholm Tokyo Walnut Creek Washington Winston-Salem

May 8, 2025

We have assumed with your permission for purposes of this letter: (i) that each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any documents have the legal capacity to do so; that the parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties thereto and that such documents were duly executed and delivered by each party thereto other than the Company; (ii) that each agreement we have examined for purposes of this letter has been duly authorized, executed and delivered, constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no assumptions pursuant to this clause (ii) with respect to the Company); (iii) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (“DGCL”); and (iv) that the counterparties to agreements we have reviewed have acted in good faith and without notice of any fact which has caused them to reach any conclusion contrary to any of the opinions or assumptions in this letter.

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the agreements and documents read by us (including, without limitation, any representations and warranties of the Company and counterparties to such agreements); (iii) factual information provided to us by the Company or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

We are opining herein only as to DGCL.

This opinion has been prepared for your use in connection with the issuance of Shares in connection with the Registration Statement. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

May 8, 2025

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the SEC for incorporation by reference into the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP